March 3, 2006


Mr. James A. Williams
Chairman of the Board
PowerLinx, Inc.
1700 66th Street
North St. Petersburg, FL 33710


Dear Jim:

This letter will serve as my resignation as a member of the Board of Directors of PowerLinx, Inc., effective today, and I would request that it be filed with the 8K disclosing my departure.

It is clear to me that the work we have done over the past two years is now bearing fruit. We have an excellent management team lead by Mike Tomlinson, and I believe that the new $3 million financing significantly improves the company's opportunities to launch and market its new products. I also believe that the company is now in a better position to capitalize on its goals than it has been at any time in the past.

As part of the financing, I know that we have agreed to add new directors and add Mike Tomlinson to the board, which I fully support. However, having a larger board is not a desirable by-product of this, so I am stepping down from my position on the board.

I appreciate all of the countless hours of effort that my fellow board members have devoted to improving the company's financial and management stability, and believe that the company is in excellent hands.

Sincerely,


Douglas A. McIntyre

Member, PowerLinx, Inc. Board of Directors
Chairman, Audit Committee